Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of Stanley Black & Decker, Inc. (the “Company”) for the registration of common stock, preferred stock, debt securities, guarantees of debt securities, warrants, depositary shares, stock purchase contracts and stock purchase units and to the incorporation by reference therein of (i) our report dated February 18, 2011, except for Notes F, P, and U as to which the date is November 14, 2011, with respect to the consolidated financial statements and schedule of the Company as of January 1, 2011 and January 2, 2010 and for each of the three fiscal years in the period ended January 1, 2011, included in its Current Report (Form 8-K) dated November 14, 2011; and (ii) our report dated February 18, 2011, with respect to the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended January 1, 2011, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

November 16, 2011